Exhibit 99.1
NaviSite to Acquire netASPx
Adds Lawson and Kronos Services to its Oracle and Microsoft Application Management Portfolio
Andover, MA. September 12, 2007- NaviSite, Inc. (www.navisite.com) (NASDAQ: NAVI), a leading provider of applications management and managed hosting solutions, has entered into a definitive merger agreement to acquire privately-owned applications management service provider netASPx for $40.5 million, consisting of approximately $15.5 million in cash and $25.0 million in Convertible Preferred Stock. The transaction is expected to close by the end of the business day today.
Headquartered in Herndon, VA, netASPx is a leading provider of applications management services with a focus on Lawson Enterprise Resource Planning (ERP) and Kronos Workforce Management and Business Intelligence Applications. In addition, netASPx maintains the infrastructure necessary to support these applications within its 18,000 square foot data center in Minneapolis.
The acquisition brings Lawson and Kronos solutions to NaviSite and broadens its existing portfolio of applications management expertise, which already includes the Oracle product family (Oracle E-Business, PeopleSoft, Siebel, JD Edwards and Fusion), Microsoft Dynamics, and Exchange. By acquiring netASPx, NaviSite also expands its customer base, creating new up-sell and cross-sell opportunities for both its current clients and those of netASPx. Finally, the addition of the netASPx data center in Minneapolis bolsters NaviSite’s presence in the Midwest with significant available capacity.
“Priced at better than five times expected synergistic annual EBITDA and two times the recorded application management revenues, we are pleased with the addition of this fine company, its talented professionals and capabilities to our portfolio. NetASPx will contribute Lawson and Kronos expertise and customers that will significantly enhance our market position as a leading provider of application management services. The netASPx monthly ARPU (Average Revenue Per User) of approximately $19,000 and revenue per square foot of over $8,000 illustrate the value being provided to their customers,“ said Arthur Becker, Chief Executive Officer of NaviSite. “We also expect that the current NaviSite portfolio of application and hosting related competencies will offer new service opportunities to these new customers.”
The acquisition was financed through a $20 million addition to NaviSite’s current Senior Term Facility and the issuance of $25.0 million of Series A Convertible Preferred Stock. The Senior Term loan interest rate has been reset to LIBOR plus 4%. The Convertible Preferred is redeemable, has an 8% PIK (non cash) coupon that increases to 12% on the 18 month anniversary of the closing date and is convertible at the price of $8.00 per share 18 months from the closing date.
The company plans to update its Fiscal 2008 guidance when it reports fourth quarter and full year 2007 results on September 25, 2007.
About netASPx
Headquartered in Herndon, Virginia, netASPx is a leading provider of Managed Application Services, or “MAS” and focuses on Enterprise Resource Planning (Lawson) and Work Force Management (Kronos) solutions that automate critical business functions for mid-market companies. The company maintains the facilities and infrastructure necessary to support customer back-office applications, including Finance, Human Resources, Accounting, Payroll and Supply Chain Management, using primarily Kronos and Lawson Software. For more information, please visit www.netaspx.com
About NaviSite
NaviSite is a leading provider of applications management and managed hosting solutions. Customers depend on NaviSite for application development, implementation and management on its web infrastructure platforms in 15 state-of-the art data centers supported by more than 600 professionals. NaviSite provides customized and scalable solutions leveraging its broad range of application development capabilities, packaged software implementation expertise, deep portfolio of best in class technologies and a full suite of web-hosting and internet infrastructure options. For more information, please visit www.navisite.com
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This release contains forward-looking statements, which address a variety of subjects including the expected benefits of the acquisition, future selling opportunities, the enhancement of NaviSite’s market position as a leading provider of applications management services, expected synergistic EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or take advantage of selling opportunities, or make expected future investments in NaviSite’ businesses, or NaviSite may be unable to raise the necessary funds to meet its payment obligations to CIBC World Markets Corp. and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies, revenue or profitability, and NaviSite may have difficulty integrating its recent acquisitions of netASPx, Jupiter Hosting and Alabanza, or the integration of these companies may be more costly than NaviSite currently expects; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.
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